EXHIBIT 5.2

142 West 57th Street
New York, New York
10019
212.594.3226
or
212.541.3229

                              ANN TAYLOR
                              Jocelyn F.L. Barandiaran
                              Vice President/General
                              Counsel/Secretary

September 30, 1996



AnnTaylor Stores Corporation
AnnTaylor Finance Trust
142 West 57th Street
New York, New York  10019

Re:AnnTaylor Stores Corporation and
AnnTaylor Finance Trust
Registration Statement on Form S-3
Registration No. 333-6605
- ---------------------------------------

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of AnnTaylor Stores Corporation, a Delaware corporation (the "Company"), and am delivering this opinion in connection with the Registration Statement on Form S-3 of AnnTaylor Finance Trust, a statutory business trust organized under the Business Trust Act of the State of Delaware (Chapter 38, Title 12 of the Delaware Code, 12 Del. C. Sec.Sec. 3801, et seq. (the "Trust") and the Company (Registration No. 333-6605)
               -- ----
filed by the Trust and the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on June 21, 1996, and Amendment No. 1 thereto, filed with the Commission on September 30, 1996 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"), relating to the registration (i) by the Trust of 2,012,500 of the Trust's 8-1/2% Convertible Trust Originated Preferred












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AnnTaylor Stores Corporation
September 30, 1996
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SecuritiesSM (liquidation amount $50 per preferred security)(the "Preferred
Securities"), representing undivided beneficial interests in the assets of the Trust, and (ii) by the Company of the shares of common stock, par value $.0068 per share (the "Company Common Stock"), of the Company, issuable upon conversion of the Preferred Securities and certain other securities described below.

The Preferred Securities were issued pursuant to the Amended and Restated Declaration of Trust of the Trust, dated as of April 25, 1996, (the "Declaration") among the Company, as sponsor, J. Patrick Spainhour, Paul E. Francis and Walter J. Parks, as trustees, The Bank of New York (Delaware), as Delaware Trustee, and The Bank of New York, as Property Trustee, and were guaranteed by the Company as to the payment of distributions and as to payments on liquidation, redemption and otherwise pursuant to the Preferred Securities Guarantee Agreement, dated as of April 25, 1996, between the Company and The Bank of New York, as guarantee trustee (the "Guarantee Agreement"). The proceeds from the sale by the Trust of the Preferred Securities were invested in 8-1/2% Convertible Subordinated Debentures due 2016 (the "Convertible Debentures") of the Company, which were issued pursuant to an indenture, dated as of April 15, 1996 (the "Indenture"), between the Company and The Bank of New York, as trustee.

          This opinion is being delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

          In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of
(i) the Restated Certificate of Incorporation and By-laws of the Company, as amended to date, (ii) the Registration Statement, (iii) the applicable resolutions of the Board of Directors of the Company, (iv) a specimen certificate evidencing the Common Stock, (v) the Declaration filed as an exhibit to the Registration Statement, (vi) the Guar-













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AnnTaylor Stores Corporation
September 30, 1996
Page 3




antee Agreement, (vii) a specimen certificate evidencing the Preferred Securities, (viii) a specimen certificate evidencing the Convertible Debentures,
(ix) the Indenture filed as an exhibit to the Registration Statement and (x) the Purchase Agreement, dated April 18, 1996, among the Trust, the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CS First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Robertson, Stephens & Company LLC, as initial purchasers. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and the Trust and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth below.

          In my examination, I have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than the Company or the Trust, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon certificates, statements and representations of officers, trustees and other representatives of the Company, the Trust and others.

          I am admitted to the Bar in the State of New York and express no opinion as to the laws of any other jurisdiction except the General Corporation Law of the State of Delaware.

          Based upon and subject to the foregoing, I am of the opinion that the shares of Company Common Stock













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AnnTaylor Stores Corporation
September 30, 1996
Page 4




initially issuable upon conversion of the Preferred Securities and the Convertible Debentures have been duly authorized and reserved for issuance upon conversion and, if and when issued upon conversion of the Convertible Debentures, will be validly issued, fully paid and nonassessable shares of Company Common Stock.

          I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to me under the heading "Legal Matters" in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


                         Very truly yours,

                         /s/  JOCELYN F.L. BARANDIARAN